Exhibit 99.1






                              FOR IMMEDIATE RELEASE

CONTACT:  Mike Mahoney        Office Phone: 813-228-4271
                              Home phone:  813-991-6222
                              Internet: www.tecoenergy.com

TECO ENERGY ELECTS ROBERT D. FAGAN AS PRESIDENT AND CEO

     Tampa, April 27, 1999 --  The Board of Directors of TECO Energy,

Inc., today announced the election of Robert D. Fagan as President and

Chief Executive Officer, effective June 1.   He assumes the CEO duties

of Girard F. Anderson, 67, who will continue as Chairman of the Board through the end of the year.

     Bob Fagan, 54, has served as president of PP&L Global, Inc.,

since 1994.  PP&L Global, in Fairfax, Va., is a subsidiary of PP&L

Resources, Inc., a Fortune 500 company based in Allentown, Pa., which also operates an electric utility serving 1.3 million customers in

Pennsylvania.

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TECO Energy 2

     PP&L Global, Inc., is a diversified energy holding company whose charter is to develop and acquire energy-related assets worldwide.

      "The Board of Directors conducted an extensive search to find a chief executive with the vision and experience to lead our company to the next level,"  Anderson said.  "We are delighted with our choice."

     In addition, the company announced that the position of chief operating officer is being eliminated.  Alan D. Oak,  53, who has served as executive vice president and chief operating officer since

1997, announced he will leave the company to pursue other interests.

Oak joined the company in 1974, and also served as chief  financial officer for 12 years.

       "I have had a great experience here, helping to build the

company and working with a lot of outstanding people,"  Oak said.  "I will miss them, but I am also looking forward to moving on to new opportunities."

     Anderson said,  "Alan has been a major contributor to the

successes we have enjoyed over the years, and we all wish him well."

     Fagan brings to TECO Energy a great deal of experience in the energy business.  PP&L Global has ownership interests in electric power generation

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TECO Energy--3

and in distribution companies serving more than 2 million customers.

      "Bob brings a depth of knowledge of diverse energy environments,

from across the United States, Europe and Latin America.  That breadth

of experience will serve the company well,"   Anderson said.

     Fagan said he was looking forward to living and working in

Florida.  "I have been involved in electric power all around the country, and Florida is a great place to be in the energy business,"

he said.  "I was attracted to TECO because it is a solid company with great prospects."

     Before joining PP&L, Fagan was vice president and general manager of Mission Energy Company, the power development arm of Edison

International, one of the nation s largest utilities.  He was responsible

for the management of Mission Energy's significant North American operations.

     In addition to his domestic experience, Fagan has extensive international experience.  While he was president of PP&L Global, the company committed to invest more than $2.3 billion in power projects

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throughout the United States, Europe and South America.

     He has two degrees from Dartmouth, a B.A. degree in Engineering

Science and an M.E. degree in Chemical Engineering.

     He and his wife, Cynthia, will live in Tampa.

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